                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549


                                   SCHEDULE 13G
                     Under the Securities Exchange Act of 1934
                                (Amendment No. 2)<F*>


                              Zoltek Companies, Inc.
------------------------------------------------------------------------------
                                 (Name of Issuer)

                           Common Stock, $.01 par value
------------------------------------------------------------------------------
                          (Title of Class of Securities)

                                    98975W 10 4
                          ------------------------------
                                  (CUSIP Number)



[FN]
             <F*>The remainder of this cover page shall be filled out
for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

             The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section
18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                    Page 1 of 5
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 CUSIP No.  98975W 10 4               13G

==============================================================================
 1    NAMES OF REPORTING PERSONS/
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Zsolt Rumy
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                        (a) / /
                                                        (b) / /
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION


      United States
------------------------------------------------------------------------------
 NUMBER OF     5     SOLE VOTING POWER

  SHARES
                     5,600,000
BENEFICIALLY -----------------------------------------------------------------
               6     SHARED VOTING POWER
  OWNED BY

    EACH             0
            ------------------------------------------------------------------
 REPORTING     7     SOLE DISPOSITIVE POWER

  PERSON
                     5,600,000
   WITH     ------------------------------------------------------------------
               8     SHARED DISPOSITIVE POWER


                     0
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      5,600,000
------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                            / /
------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      34.5%
------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON


      IN
==============================================================================


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Item A.      Name of Issuer:

                  Zoltek Companies, Inc.

Item B.      Address of Issuer's Principal Executive Offices:

                  3101 McKelvey Road
                  St. Louis, Missouri 63044

Item 2(a)    Name of Person Filing:

                  Zsolt Rumy

Item 2(b)    Address of Principal Business Offices or, if none, Residence:

                  3101 McKelvey Road
                  St. Louis, Missouri 63044

Item 2(c)    Citizenship

                  United States

Item 2(d)    Title of Class of Securities:

                  Common Stock, $.01 par value

Item 2(e)    CUSIP Number:

                  98975W 10 4

Item 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

             (a)    [   ]       Broker or Dealer registered under Section 15
                                of the Act
             (b)    [   ]       Bank as defined in Section 3(a)(6) of the Act
             (c)    [   ]       Insurance Company as defined in Section
                                3(a)(19) of the Act
             (d)    [   ]       Investment Company registered under Section 8
                                of the Investment Company Act
             (e)    [   ]       Investment Adviser registered under Section
                                203 of the Investment Advisers Act of 1940
             (f)    [   ]       Employee Benefit Plan, Pension Fund which is
                                subject to the provisions of the Employee
                                Retirement Income Security Act of 1974 or
                                Endowment Fund; see
                                Section 240.13d-1(b)(1)(ii)(F)
             (g)    [   ]       Parent Holding Company, in accordance with
                                Section 240.13d-1(b)(ii)(G)
             (h)    [   ]       Group, in accordance with
                                Section 240.13d-1(b)(1)(ii)(H)



                                    Page 3 of 5
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Item 4.           Ownership.

        (a)  Amount Beneficially Owned:

                  5,600,000<F*>

        (b)  Percent of Class:

                  34.5%<F*>

        (c)  Number of shares as to which such person has:

             (i)   Sole power to vote or to direct the vote

                      5,600,000<F*>

             (ii)  Shared power to vote or to direct the vote

                      0

             (iii) Sole power to dispose or to direct the
                   disposition of

                      5,600,000<F*>

             (iv) Shared power to dispose or to direct the disposition of

                      0

Item 5.      Ownership of Five Percent or Less of a Class.

             NOT APPLICABLE

Item 6.      Ownership of More than Five Percent on Behalf of
             Another Person.

             NOT APPLICABLE

Item 7.      Identification and Classification of the Subsidiary
             Which Acquired the Security Being Reported on By the
             Parent Holding Company.

             NOT APPLICABLE

Item 8.      Identification and Classification of Members of the
             Group.

             NOT APPLICABLE

[FN]
--------------------
          <F*>Computational Note: Based upon 16,210,338 shares of the Company's
              ------------------
common stock that were issued and outstanding on December 31, 1996. Share amounts have been adjusted to reflect a three-for-two stock split (in the form of a stock dividend) which occurred on September 29, 1995 and a two-for-one stock split (in the form of a stock dividend) which occurred
June 17, 1986.

Item 9.      Notice of Dissolution of Group.

             NOT APPLICABLE

Item 10.     Certification.

             NOT APPLICABLE


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth on this statement is true, complete and correct.



                                       /s/ Zsolt Rumy
                                       --------------------------------------
                                       Zsolt Rumy
February 14, 1997




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